PRASAD SERIES TRUST

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.

Covered Officers/Purpose of the Code

This code of ethics (the “Code of Ethics”) applies to the Principal Executive Officer and Principal Financial Officer of Prasad Growth Fund, a series of Prasad Series Trust (the “Fund”) The Principal Executive Officer and Principal Financial Officer of the Fund are referred to in this Code of Ethics as the “Covered Officers”.  The names of the Covered Officers are listed in Exhibit A.  The Fund has adopted this Code of Ethics for the purpose of promoting:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

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Compliance with applicable laws and governmental rules and regulations;

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The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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Accountability for adherence to the Code.

Each Covered Officer is expected to adhere to a high standard of business ethics and to be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II.

Covered Officers Should Handle Actual and Apparent Conflicts of Interest Ethically

Overview

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest, which may arise as a result of the relationships between the Covered Officers and the Fund, are subject to conflict of interest provisions in the Investment Company Act of 1940 (“1940 Act”) and the Investment Advisers Act of 1940 (“Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  The compliance programs adopted by Fund and the Fund’s investment adviser are designed to detect, prevent and/or correct violations of these provisions.  This Code of Ethics is not intended to address compliance with these provisions specifically, and it does not replace the compliance programs adopted by the Fund and its investment adviser.

Conflicts may arise from, or as a result of, the contractual relationship between the Fund and its investment adviser, of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Fund and its investment adviser.  The participation of the Covered Officers in such activities is contemplated by the contractual relationship between the Fund and its investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds.  Accordingly, if participation by the Covered Officers in such activities is performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Code of Ethics, even if such conflicts of interest are not subject to provisions in the 1940 Act and/or the Advisers Act.  The following list provides examples of the types of conflicts of interest which this Code of Ethics is intended to address. Covered Officers should keep in mind that the examples set forth in the list are intended to be illustrative, but not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

Required Standard of Conduct

Under this Code of Ethics, a Covered Officer may not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

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cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

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use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

This Code of Ethics recognizes that there may be situations which pose potential conflicts of interest that should be discussed with Fund counsel in order to determine whether these situations pose a material risk of causing detriment to the Funds. Examples of such situations include:

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Service as a director on the board of any public or private company;

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The receipt of any gifts or gratuities from any company with which a Fund has current or prospective business dealings (which are not “nominal” gifts or gratuities), to the extent the situation is not addressed by a Fund’s 17j-1 Code of Ethics or the investment adviser’s Code of Ethics;

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The receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise;

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 Any question of impropriety, to the extent the situation is not addressed by a Fund’s 17j-1 Code of Ethics or the investment adviser’s Code of Ethics;

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Any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

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A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.

Disclosure and Compliance

This Code of Ethics requires that Covered Officers conduct their duties according to high standards of conduct and diligence.  Accordingly,

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Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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 Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

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Each Covered Officer should comply with his or her obligations under the Funds’ Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and on Form N-Q (quarterly schedule of portfolio holdings) that the Funds are required to file; and

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It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.

Reporting and Accountability

This Code of Ethics requires that Covered Officers be knowledgeable and accountable.  Accordingly, each Covered Officer shall

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Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

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Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

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Not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

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Notify the Board of Trustees promptly if he knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

With respect to specific situations and/or issues arising under this Code of Ethics, Covered Officers shall consult with Fund counsel who shall have the authority to interpret this Code in any particular situation. Any approvals or waivers1 sought by the Covered Officers must be considered Fund counsel.

The Fund will follow these procedures in investigating and enforcing this Code:

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Fund counsel is authorized to take, and will take, all appropriate action to investigate any potential violations reported to it;

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If, after such investigation, Fund counsel believes that no violation has occurred, Fund counsel is not required to take any further action;

If Fund counsel determines that a violation has occurred,  counsel will inform and make a recommendation to the full Board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the investment adviser or its board; or (iii) a recommendation to dismiss the Covered Officer; and

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Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed as provided by SEC rules.

V.

Other Policies and Procedures

This Code of Ethics shall be the sole code of ethics adopted by the Funds for purposes of complying with Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Fund, the Fund’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code of Ethics, they are hereby superseded by this Code of Ethics to the extent that they overlap or conflict with the provisions of this Code of Ethics.  It is expressly understood that the written codes of ethics adopted by the Fund, its investment adviser and principal underwriter under Rule 17j-1 under the 1940 Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code of Ethics.

VI.

Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of Trustees of the Fund.

VII.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than Fund counsel and the Board of Trustees of the Fund (and to counsel to the Board of Directors if different from Fund counsel) where such reports or records pertain to a Covered Officer of such Fund.

VIII.

Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adopted on this __8th__ day of June, 2011.

EXHIBIT A

LIST OF COVERED OFFICERS

Rajendra Prasad, M.D

.

Chairman, Chief Executive Officer, Chief Financial Officer

Footnotes

1 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.